UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

Dynavax Technologies Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rule 14a-6(i)(1) and 0-11.

This Schedule 14A filing consists of the following press release distributed by Dynavax Technologies Corporation (the “Company”) to its stockholders in connection with the Company’s 2025 Annual Meeting of Stockholders. The press release was first used or made available after 5:30pm ET on May 9, 2025.

In the news release, Dynavax Issues Statement and Mails Letter to Stockholders Emphasizing Record Financial Results and Continued Momentum, issued 07-May-2025 by Dynavax Technologies over PR Newswire, we are advised by the company that the second paragraph, second sentence of the stockholder letter should read "Dynavax has generated over $900 million of stockholder value, returning over 62% versus the S&P Biotechnology Select Industry Index's return of only 14%[2]." as originally issued inadvertently. The complete, corrected release follows:

Dynavax Issues Statement and Mails Letter to Stockholders Emphasizing Record Financial Results and Continued Momentum

Deep Track’s Misleading Investor Presentation Demonstrates its Single-Minded Approach to Abandon Long-Term Value Opportunities in Exchange for Short-Term Return

Urges Stockholders to Vote "FOR" All Four Dynavax Director Nominees on the GOLD Proxy Card Today

EMERYVILLE, Calif., May 7, 2025 – Dynavax Technologies Corporation (Nasdaq: DVAX) ("Dynavax" or the "Company"), a commercial-stage biopharmaceutical company developing and commercializing innovative vaccines, today issued the following statement in response to the investor presentation issued by Deep Track Capital (“Deep Track”):

Deep Track’s investor presentation demonstrates that Deep Track fundamentally does not understand how to run a successful commercial stage biotechnology company. Deep Track’s one-dimensional plan to strip-mine Dynavax ignores market realities and the clear need to have a diversified portfolio and will destroy long-term stockholder value in pursuit of a quick return. Further, Deep Track has yet to provide any actionable ideas on how to grow HEPLISAV-B®, a core pillar of its own plan, which our Board and management team are already doing with great success. In contrast, Dynavax’s strategic plan is working – we have delivered returns of 203% stockholders over the last five years, far outperforming vaccine peers, which have returned 9%, and the S&P Biotechnology Select Industry Index, which has declined 17%.

Strategically investing in growth through intentional pursuit of both internal and external assets and opportunistically returning capital to stockholders are not mutually exclusive and the Board has proven that the Company’s disciplined capital allocation is the right approach for Dynavax stockholders who are invested for the long term. While attacking the Company’s cash position – which was earned through exponential HEPLISAV-B® growth and prudent dealmaking execution during COVID-19 – Deep Track fails to acknowledge that Dynavax is one of the few vaccine companies to return meaningful capital to stockholders. Share repurchases represent 47%1 of Dynavax’s use of capital.

As Deep Track’s presentation highlights, it favors a near-term payoff at considerably lower value and has no reservations about jeopardizing a strong growth platform with tremendous long-term upside. By Deep Track’s own admission, each of its settlement counterproposals were conditioned on either the appointment of its underqualified fund principal, a dramatically increased share repurchase program and/or the immediate declassification of the Board – all of which clearly point to Deep Track’s desire to gain control of the Board and effectuate its plan.

1 Use of capital from 2020 to present, excluding CapEx and SG&A expense; reflects full execution of the $200 million share repurchase program.

Indeed, the repeated refrain from Deep Track and its representatives throughout our negotiations was that Deep Track required the opportunity to obtain majority turnover on the Board by 2026. Throughout months of earnest negotiation from the Dynavax Board with four different settlement proposals that offered significant Board change, Deep Track’s single-minded thinking was the impediment to a resolution. It is clear that Deep Track’s recent investor presentation is replete with misleading and factually inaccurate statements.

Dynavax is delivering record financial and operational results and superior value to stockholders. The successful execution of the Company’s balanced strategic plan is being overseen by a highly qualified and meaningfully refreshed Board with director nominees that outmatch Deep Track’s candidates in every critical area, and we are confident that Dynavax is on the right path forward.

Dynavax also mailed a letter to its stockholders in connection with its 2025 Annual Meeting of Stockholders ("Annual Meeting") urging stockholders to vote the GOLD proxy card "FOR" all four of Dynavax's highly qualified directors standing for election – Brent MacGregor, Scott Myers, Lauren Silvernail and Elaine Sun. The Annual Meeting will be held on June 11, 2025, and Dynavax stockholders of record as of April 14, 2025, will be entitled to vote at the Annual Meeting.

The full text of the letter being mailed to stockholders follows:

Dear Fellow Stockholder,

As a result of the strategic decisions made by the current Board and management team, Dynavax is in the strongest position it has ever been in, and the Company’s recent financial performance demonstrates that our strategy is delivering excellent results.

Since our 2019 pivot to prioritize Dynavax’s vaccine business and launch HEPLISAV-B®, we have designed a clear and thoughtful strategic plan and methodically executed against it, which has directly translated into value for you, Dynavax stockholders. Dynavax has generated over $900 million of stockholder value, returning over 62% versus the S&P Biotechnology Select Industry Index’s return of -7%2.

Our record first quarter 2025 earnings results announced on May 6, once again, demonstrate we have the right plan and team in place:

•	Total revenue of $68.2 million, a 34% increase compared to $50.8 million in Q1 2024.
•	HEPLISAV-B® achieved net product revenue of $65 million, an increase of 36% compared to $47.8 million in Q1 2024. This puts Dynavax on track to achieve the top half of our full year guidance range of $305 to $325 million.
•	HEPLISAV-B® total estimated U.S. market share increased to approximately 43%, compared to approximately 41% in Q1 2024.
•	Improved Adjusted EBITDA to negative $4 million, compared to negative $7 million in Q1 2024. Dynavax continues to expect Adjusted EBITDA to be at least $75 million in 2025, demonstrating our ability to grow adjusted EBITDA at more than 2 times the rate of product revenue.

2 Total stockholder return from May 23, 2019, the date Dynavax announced its strategic pivot, to April 17, 2025, the date Dynavax filed its definitive proxy.

•	Executed over 85% of the $200 million share repurchase program that was implemented in November 2024, with $172 million complete as of May 5, 2025.

A critical element of Dynavax’s overarching strategy is leveraging our proprietary CpG 1018 adjuvant to advance our differentiated vaccine pipeline focused on well-established antigens and biology with clear regulatory pathways in order to enable long-term top-line growth and sustained stockholder value creation. Alongside our first quarter results, we announced new pipeline programs, in addition to our ongoing shingles and plague vaccine programs:

•	Pandemic Influenza: Will support global pandemic preparedness and response efforts. Dynavax expects to initiate a Phase 1/2 study in Q2 2025.
•	Lyme Disease: There are currently no approved human vaccines for Lyme disease and we believe that our investigational Lyme disease vaccine, adjuvanted with CpG 1018, has the potential for a differentiated and best-in-class vaccine profile. Dynavax expects to initiate clinical development in 2027.

Our differentiated expertise and capabilities, plus scaling and diversifying our pipeline and commercial product portfolio through internal R&D and corporate development, has led to a proven blueprint for long-term success in biopharma to drive continued value creation.

VOTE TODAY TO HELP ENSURE DYNAVAX’S CONTINUED MOMENTUM

The current Dynavax Board, including, our nominees up for re-election this year— Brent MacGregor, Scott Myers (our Chairman), Lauren Silvernail and Elaine Sun — are uniquely equipped with the necessary expertise to continue successfully advancing Dynavax's strategy and drive long-term stockholder value. We urge you to vote "FOR" Dynavax's four director nominees on the GOLD universal proxy card today.

Deep Track’s proposed changes to the Board would install unqualified nominees who want to effectuate an outsized capital return and shutter efforts to accelerate growth with internal and external opportunities. This plan would destroy the future value of our business and jeopardize the long-term potential of your investment.

Our Board and management team remain focused on what matters most – working to deliver record results and sustained growth in 2025 and beyond.

Thank you for your continued support,

The Dynavax Board of Directors

Advisors

Goldman Sachs & Co. LLC is serving as financial advisor to Dynavax and Cooley LLP is serving as legal counsel.

About Dynavax

Dynavax is a commercial-stage biopharmaceutical company developing and commercializing innovative vaccines to help protect the world against infectious diseases. The Company has two commercial products, HEPLISAV-B® vaccine (Hepatitis B Vaccine (Recombinant), Adjuvanted), which is approved in the U.S., the European Union and the United Kingdom for the prevention of infection caused by all known subtypes of hepatitis B virus in adults 18 years of age and older, and CpG 1018® adjuvant, currently used in HEPLISAV-B and multiple adjuvanted COVID-19 vaccines. For more information about our marketed products and development pipeline, visit www.dynavax.com.

Forward-Looking Statements

This communication contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to a number of risks and uncertainties. All statements that are not historical facts are forward-looking statements. Forward-looking statements can generally be identified by the use of words such as "believe," "continue," "estimate," "expect," "will," "plan," "potential," "would" and similar expressions, or the negatives thereof, or they may use future dates. Forward-looking statements made in this document include statements regarding expected contributions from our current directors, expectations regarding delivering value for our stockholders, our future growth, potential of our differentiated technology, the timing of initiation and completion of clinical trials and expected results, market share and size of the market, expected product revenue, our business strategy and long-term performance. Actual results may differ materially from those set forth in this communication due to the risks and uncertainties inherent in our business, including, the risk that circumstances surrounding or leading up to our 2025 Annual Meeting may change, risks relating to our ability to commercialize and supply HEPLISAV-B, the risks that market size or actual demand for our products may differ from our expectations, risks related to the timing of completion and results of current clinical studies, risks related to the development and pre-clinical and clinical testing of vaccines containing CpG 1018 adjuvant, and risks related to the implementation of our long-term growth objectives, as well as other risks detailed in the "Risk Factors" section of our Quarterly Report on Form 10-Q for the three months ended March 31, 2025 and any periodic filings made thereafter, as well as discussions of potential risks, uncertainties and other important factors in our other filings with the U.S. Securities and Exchange Commission. These forward-looking statements are made as of the date hereof, are qualified in their entirety by this cautionary statement and we undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available. Information on Dynavax's website at www.dynavax.com is not incorporated by reference in our current periodic reports with the SEC.

Important Additional Information and Where to Find It

On April 17, 2025, the Company filed a definitive proxy statement on Schedule 14A (the "Proxy Statement") and form of accompanying GOLD proxy card with the U.S. Securities and Exchange Commission (the "SEC") in connection with its 2025 Annual Meeting and its solicitation of proxies for the Company's director nominees and for other matters to be voted on. The Company may also file other relevant documents with the SEC regarding its solicitation of proxies for the 2025 Annual Meeting. This communication is not a substitute for any proxy statement or other document that the Company has filed or may file with the SEC in connection with any solicitation by the Company. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, ACCOMPANYING GOLD PROXY CARD AND OTHER RELEVANT DOCUMENTS FILED WITH, OR FURNISHED TO, THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a copy of the Proxy Statement, accompanying GOLD proxy card, any amendments or supplements to the Proxy Statement and any other relevant documents filed by the Company with the SEC at no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge at the Company's website at https://investors.dynavax.com/sec-filings.

Certain Information Regarding Participants

This communication is neither a solicitation of a proxy or consent nor a substitute for any proxy statement or other filings that may be made with the SEC. The Company, its directors, its director nominees and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies for the 2025 Annual Meeting. Information regarding the names of such persons and their respective direct or indirect interests in the Company, by securities holdings or otherwise, is available in the Proxy Statement, which was filed with the SEC on April 17, 2025, including in the sections captioned "Compensation Discussion and Analysis," "Summary Compensation Table," "Grants of Plan Based Awards," "Outstanding Equity Awards at Fiscal Year End," "Pay Ratio Disclosure," "Director Compensation," "Certain Transactions," "Security Ownership of Certain Beneficial Owners and Management," and "Supplemental Information Regarding Participants in the Solicitation." To the extent that the Company's directors and executive officers have acquired or disposed of securities holdings since the applicable "as of" date disclosed in the Proxy Statement, such transactions have been or will be reflected on Statements of Changes in Ownership of Securities on Form 4 or Initial Statements of Beneficial Ownership of Securities on Form 3 filed with the SEC. These documents are or will be available free of charge at the SEC's website at www.sec.gov.

Non-GAAP Financial Measures

To supplement our financial results presented on a GAAP basis, we have included information about adjusted EBITDA, a non-GAAP financial measure. We believe the presentation of this non-GAAP financial measure, when viewed with our results under GAAP, provide analysts, investors and other third parties with insights into how we evaluate normal operational activities, including our ability to generate cash from operations, on a comparable year-over-year basis and manage our budgeting and forecasting.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net income or loss adjusted to exclude interest expense, interest income, the benefit from or provision for income taxes, depreciation, amortization, stock-based compensation, and other adjustments to reflect changes that occur in our business but do not represent ongoing operations, including loss on debt extinguishment and proxy contest costs. Adjusted EBITDA, as used by us, may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

There are several limitations related to the use of adjusted EBITDA rather than net income or loss, which is the nearest GAAP equivalent, such as:

•	adjusted EBITDA excludes depreciation and amortization, and, although these are non-cash expenses, the assets being depreciated or amortized may have to be replaced in the future, the cash requirements for which are not reflected in adjusted EBITDA;
•	adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs;
•	adjusted EBITDA does not reflect the benefit from or provision for income taxes or the cash requirements to pay taxes;
•	adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•	we exclude stock-based compensation expense from adjusted EBITDA although: (i) it has been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy; and (ii) if we did not pay out a portion of our compensation in the form of stock-based compensation, the cash salary expense included in operating expenses would be higher, which would affect our cash position;
•	we may exclude other expenses, from time to time, that are episodic in nature and do not directly correlate to the cost of operating our business on an ongoing basis.

The Company has not provided a reconciliation of its full-year 2025 guidance for Adjusted EBITDA to the most directly comparable forward-looking GAAP measures because the Company is unable to predict, without unreasonable efforts, the timing and amount of items that would be included in such a reconciliation, including, but not limited to, stock-based compensation expense, income tax expense or provision for income taxes. These items are uncertain and depend on various factors that are outside of the Company’s control or cannot be reasonably predicted. While the Company is unable to address the probable significance of these items, they could have a material impact on GAAP net income for the guidance period. A reconciliation of Adjusted EBITDA would imply a degree of precision and certainty as to these future items that does not exist and could be confusing to investors.

For Investors:

Paul Cox
pcox@dynavax.com
510-665-0499

Or

MacKenzie Partners, Inc.
Bob Marese / John Bryan
Toll-Free: 1-800-322-2885
DVAX@mackenziepartners.com

For Media:

Dan Moore / Tali Epstein
Dynavax-CS@collectedstrategies.com